UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2020 (May 26, 2020)

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648

(Address of Principal Executive Offices, and Zip Code)

(609) 896-9100

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CLSN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into Material Definitive Agreement

On May 26, 2020, Celsion Corporation (the “Company” or “Celsion”) received $692,530 in loan funding from the Paycheck Protection Program (the “PPP”), established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The unsecured loan (the “PPP Loan”) is guaranteed by the SBA and evidenced by a promissory note of the Company dated May 26, 2020 (the “Note”) in the principal amount of $692,530 payable to Silicon Valley Bank (the “Lender”).

As disclosed in the Company’s Current Report on Form 8-K filed on April 23, 2020, the Company previously applied for and received a loan under the PPP for $632,220. As disclosed in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2020 filed on May 15, 2020, out of an abundance of caution based on guidance at that time as issued by the SBA in consultation with the U.S. Department of the Treasury with regard to certain certifications made in the PPP Loan application, the Company elected to repay the $632,220 PPP Loan on May 13, 2020. Shortly thereafter, the SBA provided further guidance with respect to these certifications providing a safe harbor under which companies such as Celsion with PPP loans of less than $2 million will be deemed to have made these certifications in good faith. Therefore, as the Company continues to believe it qualifies for a loan under the PPP, it reapplied for and eventually received the new PPP Loan for $692,530 on May 26, 2020.

Under the terms of the Note and the PPP Loan, interest accrues on the outstanding principal at the rate of 1.0% per annum. The term of the Note is two years, though it may be payable sooner in connection with an event of default under the Note. To the extent the loan amount is not forgiven under the CARES Act and the PPP as described herein, the Company is obligated to make equal monthly payments of principal and interest, beginning seven months from the date of the Note, until the maturity date on May 26, 2022.

Under the CARES Act and the PPP, the Company may apply for and be granted forgiveness for all or part of the PPP Loan. The amount of PPP Loan proceeds eligible for forgiveness is based on a formula that takes into account a number of factors, including the amount of PPP Loan proceeds used by the Company during the eight-week period after the PPP Loan origination for certain purposes including payroll costs, interest on certain mortgage obligations, rent payments on certain leases, and certain qualified utility payments, provided that at least 75% of the PPP Loan proceeds are used for eligible payroll costs; the employer maintaining or rehiring employees and maintaining salaries at certain levels; and other factors. Subject to the other requirements and limitations on loan forgiveness, only PPP Loan proceeds spent on payroll and other eligible costs during the covered eight-week period will qualify for forgiveness. The Company intends to use all PPP Loan proceeds for such qualifying purposes, although no assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part, and pursuant to the Note, forgiveness of the PPP Loan is not automatic; it requires the Company to request forgiveness from the Lender.

The Note may be prepaid in part or in full, at any time, without penalty. The Note provides for certain customary events of default, including (i) failure to make a payment when due under the Note, (ii) failure to do anything required by the Note or any other loan document, (iii) defaults on any other loan with the Lender, (iv) failure to disclose any material fact or make a materially false or misleading representation to the Lender or SBA, (v) default on any loan or agreement with another creditor, if the Lender believes the default may materially affect the Company’s ability to pay the Note, (vi) failure to pay any taxes when due, (vii) becoming the subject of a proceeding under any bankruptcy or insolvency law, having a receiver or liquidator appointed for any part of the Company’s business or property, or making an assignment for the benefit of creditors, (viii) any adverse change in financial condition or business operation that the Lender believes may materially affect the Company’s ability to pay the Note, (ix) if the Company reorganizes, merges, consolidates, or otherwise changes ownership or business structure without the Lender’s prior written consent, or (x) the Company becoming the subject of a civil or criminal action that the Lender believes may materially affect the Company’s ability to pay the Note. Upon the occurrence of an event of default, the Lender has customary remedies and may, among other things, require immediate payment of all amounts owed under the Note, collect all amounts owing from the Company, and file suit and obtain judgment against the Company.

The foregoing description of the Note is qualified in its entirety by reference to the full text of the Note, a copy of which will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the three-month period ending June 30, 2020.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: June 1, 2020	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Executive Vice President
and Chief Financial Officer